有信云
YOUXIN.CLOUD

Youxin Technology Ltd

Nasdaq Proposed Ticker: YAAS

Investor Presentation


有信云
YOUXIN CLOUD

Issuer Free Writing Prospectus dated March 01, 2024
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated February 21, 2024
Registration Statement No. 333-274404

Free Writing Prospectus Disclaimer

有信云 YOUXIN.CLOUD

This free writing prospectus relates to the proposed public offering of Class A ordinary shares ("Class A Ordinary Shares") of Youxin Technology Ltd ("we", "us", or "our") and highlights basic information about us and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing in our Class A Ordinary Shares and should be read together with the Registration Statement we filed with the U.S. Securities and Exchange Commission ("the SEC") for the offering to which this presentation relates and may be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/1964946/000149315224007436/formf-1a.htm

The Registration Statement has not yet become effective. Before you invest, you should read the prospectus that forms a part of the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Univest Securities, LLC at info@univest.us or +1 (212) 343-888, or contact Youxin Technology Ltd at ir@youxin.cloud.

Forward-Looking Statements

This presentation contains forward-looking statements. All statements contained in this presentation other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this presentation may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We do not undertake to update any of these forward-looking statements after the date of this presentation or to conform these statements to actual results or revised expectations, other than required by the federal securities laws or other applicable laws.

Offering Summary

有信云 YOUXIN.CLOUD

Issuer	Youxin Technology Ltd
Securities	Class A Ordinary Shares
Offering Type	Initial Public Offering
Proposed Listing/Symbol	Nasdaq: YAAS
Securities Offered	2,000,000 Class A Ordinary Shares, or 2,300,000 Class A Ordinary Shares if the underwriters exercise their over-allotment option in full
Shares Outstanding	• 22,304,693 Class A Ordinary Shares outstanding before the offering • 24,304,693 Class A Ordinary Shares outstanding after the offering, or 24,604,693 Class A Ordinary Shares outstanding if the underwriters exercise their over-allotment option in full
Offering Price	$4.00 per Class A Ordinary Share
Gross Proceeds	$8.0 million (or approximately $9.2 million assuming the underwriters exercise their over-allotment option in full)
Use of Proceeds	• Approximately 50% for R&D: SaaS standard product and cloud services • Approximately 30% for general corporate purposes: capital expenditures and potential strategic investments and acquisitions • Approximately 20% for investment in our sales and marketing: expanding market distribution channels
Underwriter	Univest Securities, LLC

Company Overview

Our low-code platform services help retail enterprises transform their digital architecture without complex IT infrastructure.

We are one of the few Guangzhou-based PaaS and SaaS solution providers in Mainland China with a strong focus on mid-tier brands.

Our Products



PaaS
(Platform as a Service)

Youxin Cloud

Enables mid-tier brands to operate their businesses in a flexible and distributed manner

SaaS
(Software as a Service)

Yunzhuidan

A business management tool designed for consumer brands

27

Software copyrights in China and overseas*

Best

Low-Code PaaS Platform Service Provider – Excellent Digitalization in China's Consumer Goods Industry for the **Year 2022**

Note: *As of the date of the presentation

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Investment Highlights

有信云
YOUXIN.CLOUD

End to End Unified Enterprise Solutions

Abundant Retail Industry Experience

Strong Synergies with Our Partners

Best-in-Class Features and Functionality

Reduced Costs

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

End to End Unified Enterprise Solutions

We provide a comprehensive enterprise SaaS product and PaaS platform, with solutions across sales, marketing, and service for a variety of industries and business.

One of the few providers of domestic applications that can support external digitization in Mainland China.

80+ PaaS cloud solutions covering a wide spectrum of the retail industry.

Common Characteristics of Our PaaS Ecological Platform and SaaS Standard Product


Accessibility
Scalability
Our Products
Data Security



End to End Unified Enterprise Solutions

YOUXIN.CLOUD

PaaS Cloud Service—Youxin Cloud

- **Highly Secured Multi-Tenant System**
- **Industry Standard Components and Solutions**
- **Micro-service Architecture**
- **PaaS Sections**
- **In-depth PaaS service User Experience**



Benefits to Clients

- Cutting-edge cloud experience
- Drive revenue with efficiency and flexibility
- Seamless end-to-end service

End to End Unified Enterprise Solutions

YOUXIN.CLOUD

PaaS Sections: Applications *Each of these core applications can be downloaded and used immediately. New applications can also be developed and added to the platform.*

Distribution Cloud

Building an enabling system for integrated management

- Distribution Management
- Fund Management
- Marketing Policy
- Integrated Inventory
- Commodity Management
- Online Ordering

Store Cloud

Enable store operation and expand store service capacity

- Store Location
- Online Store Management
- Online Store Business
- Empowerment of Shopping Guides
- Member Marketing
- Business Insight



E-commerce Cloud

Full scene, full process and omni channel to help retail digital upgrading

Customer Cloud

Full-link management tools from customer acquisition to transaction

End to End Unified Enterprise Solutions

有信云
YOUXIN.CLOUD

The development platform accommodates functions tailored to the Chinese retail market.

Product Logic

Development Path

Store Cloud

E-commerce Cloud

Distribution Cloud

Customer Cloud

Youxin Cloud Developer PaaS Platform

Early business gripper / Product proposition:
Vertical distribution + Store management

Keep Improving Youxin Cloud PaaS Platform

Ultimate product form:
Comprehensive coverage

End to End Unified Enterprise Solutions

有信云
YOUXIN.CLOUD

Other PaaS Sections

Object Engine

Process Engine

All-User Communication

Interface Engine



Integration Engine

Data Engine

Data and Security

Exap Domain Language

End to End Unified Enterprise Solutions

有信云 YOUXIN.CLOUD

SaaS Standard Product - Yunzhuidan

Yunzhuidan –
A business management tool designed for consumer brands.



Features

- Acceleration of real-time online communication
- Satisfaction of the customized demands
- Adaption to organizational changes
- User friendly
- Affordable price
- Easily capture orders and data

Application Scenarios

Help customer easily track orders by "one-click"

Precise Insight
Using real time sales data and business intelligence.

Tracing to the origin
Information tracked by users is synched in real-time to level-by-level managers.

Every track leads to results
Adjust work plan in real time and reply quickly to the tracker.

Order tracking effectiveness
Each tracking action is managed in a closed loop by month.

Best-in-Class Features and Functionality

Staying at the Forefront of Cloud Technology

Having the capability to maintain our technology leadership and upgrade our cloud solutions continuously

One of the few domestic SaaS products and PaaS platforms can support external digital applications in Mainland China

With a high degree of support for customization and using the client's own domain-specific language ("DSL")

Small amount of code in special scenario to reduce the difficulty of operational implementation of clients

Intellectual Properties*

- **2** registered patents and **8** pending patents
- **13** registered trademarks
- **32** copyrights
- **14** domain names in China and overseas

*As of the date of this presentation

Best-in-Class Features and Functionality

Domain-Specific Language (DSL)

The following diagram illustrates how domain-specific language is utilized on the Youxin Cloud PaaS Platform.



Youxin Cloud Domain-specific language (DSL)
Simple logic
Data as the core
High level of security
Full coverage of scenarios
Data Analysis
Data Usage
Multi-terminal
PC
Applet
WeCom
iOS
...
Interface Engine
Applications (what you see is what you get)
Object layout
...
Data Processing
Process Engine
Customize Processes
Message/Screen/ Interface Triggering
...
Data Storage
Object Engine
System objects
Customized objects
...
Data Exchange
API & Integration Engine
Data Cleaning
Everything is designed based on metadata

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Abundant Retail Industry Experience

Our business founders and management team have the business experience and insight to provide comprehensive and efficient solutions to meet the needs of our clients.

Experience in big tech companies like **Tencent Holdings Ltd** and **DiDi Global Inc.**

Experience in fast-moving consumer goods companies like **P&G Guangzhou** and **Unilever China Co Ltd.**

Expertise in technology development and deep understanding of the retail business

Innovative solutions for greater customer value.



- Years of technical expertise and business experience gained in internet-related industries
- Solid technology background and in-depth understanding of industry verticals

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Reduced Cost

Clients can enjoy the same features of high-quality standard SaaS product for a fraction of the price.



Retailers using our SaaS product and PaaS platform can save on the heavy investment of setting up and maintaining complex IT infrastructure and multiple SaaS products.

Our clients have the latest technologies with purpose-built capabilities for security, compliance and interoperability.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Strong Synergies with Our Partners

We are one of 38 member companies in the world selected for Tencent's Cloud Native Accelerator.

Tencent Cloud

- Tencent is China's leading cloud-native enabler.
- Used 10 billion times daily by over 1 million developers and 500,000 customers.
- Tencent Cloud Native Accelerator will export Tencent's capabilities and technologies and collaborate with ecological partners to build a cloud native ecology.

有信云 YOUXIN.CLOUD

- To collaborate with Tencent on technology, business, community, and investment.
- In May 2022, we leveraged our relationship with Tencent to develop an online application to facilitate the resumption of work and production in Minhang District, Shanghai after COVID-19.

Industry Overview

有信云 YOUXIN.CLOUD

Total retail sales of consumer goods, China, by channel, 2017-2027E



RMB trillion
75
50
25
0
CAGR
2017-2022
2022-2027E
Online
14.0%
9.2%
Offline
1.8%
2.9%
Total
4.8%
5.0%
34.7
7.1
27.6
37.8
9.0
28.8
40.8
10.6
30.2
39.2
11.8
27.4
44.1
13.1
31.0
44.0
13.8
30.2
46.5
15.1
31.4
48.7
16.5
32.2
51.0
18.0
33.0
53.5
19.7
33.8
56.1
21.3
34.8
2017
2018
2019
2020
2021
2022
2023E
2024E
2025E
2026E
2027E

Source: National Bureau of Statistics of China, China Insights Consultancy

Market size of public cloud services, in terms of revenue, by service type, China, 2017-2027E



RMB billion
1,200
900
600
300
0
CAGR
2017-2022
2022-2027E
PaaS
92.8%
31.9%
SaaS
36.1%
29.8%
IaaS
72.9%
29.9%
Total
63.5%
30.1%
26.5
1.2
10.5
14.8
43.7
2.2
14.5
27.0
68.9
4.2
19.5
45.2
127.7
10.3
27.9
89.5
218.1
19.6
37.0
161.5
309.9
30.9
48.8
230.2
424.4
43.0
65.8
315.6
555.4
57.0
86.4
412.0
710.2
73.7
111.5
525.0
906.1
95.3
142.0
668.8
1,155.0
123.3
179.7
852.0
2017
2018
2019
2020
2021
2022
2023E
2024E
2025E
2026E
2027E

Source: China Academy of Information and Communication Technology, China Insights Consultancy

Industry Overview

有信云 YOUXIN.CLOUD

Market size of retail public cloud services, in terms of revenue, by service type, China, 2017-2027E


RMB billion
160
140
120
100
80
60
40
20
0
2017
2018
2019
2020
2021
2022
2023E
2024E
2025E
2026E
2027E
3.6
1.4
2.1
0.1
6.3
2.5
3.7
0.1
10.3
4.2
5.8
0.3
17.4
8.0
8.6
0.8
28.5
14.7
12.2
1.6
39.4
20.7
16.2
2.5
53.7
28.4
21.8
3.5
70.3
37.0
28.7
4.6
90.3
46.9
37.4
6.0
115.3
59.6
47.9
7.8
145.4
75.8
59.7
9.9

CAGR	2017-2022	2022-2027E
PaaS	112.9%	31.9%
SaaS	50.3%	29.8%
IaaS	71.9%	29.6%
Total	61.8%	29.8%

Source: China Insights Consultancy

Percentage of cloud service spending in the whole IT spending, China, 2017-2027E


%
40
30
20
10
0
2017
2018
2019
2020
2021
2022
2023E
2024E
2025E
2026E
2027E
2.8%
3.4%
4.7%
7.3%
10.0%
12.9%
16.3%
19.7%
23.4%
27.6%
32.6%

Source: Ministry of Industry and Information Technology, China Insights Consultancy

Our Executive Officers and Directors

YOUXIN.CLOUD



Shaozhang Lin

Chief Executive Officer and Director

- Mr. Lin has served as our Director since date of incorporation on October 21, 2022 and he has served as our Chief Executive Officer since April 2023.
- Mr. Lin founded our company in Guangzhou and has more than 15 years of experience in the technology R&D.
- Mr. Lin was the CTO and Vice president of Beijing Wuqiong Information Technology Co. Ltd. from July 2016 to February 2018.
- Mr. Lin was CTO of Guangzhou Fifteen Minutes E-Commerce Co. Ltd. from December 2015 to June 2016.
- Mr. Lin was the former technical leader of WeCom and Tencent Enterprise Mailbox.
- Mr. Lin obtained a B.S. degree from South China University of Technology and an M.S. degree from Sun Yat-sen University.



Xirui Guo

Chief Financial Officer

- Mr. Guo has served as our Chief Financial Officer since April 2023.
- Mr. Guo has also served as an Executive Director for Fern Win Group from July 2021 to February 2023.
- Mr. Guo served as the Deputy General Manager and CFO of Shenzhen Chuang Fei Ge (CFG) Environmental Ltd. from January 2021 to July 2021.
- Mr. Guo also served as Assistant President of Yong Cheng Ying Fu (YCYF) Asset Management Ltd from September 2018 to December 2020.
- Mr. Guo obtained a B.S. degree from Sichuan University with a Bachelor of Law and M.A. degree from Macquarie University.



Jinhou Sun

Chairman of Board of Directors and Director

- Mr. Sun is one of the co-founders of our company and has served as a Director and Chairman of our Board of Directors since April 2023.
- Mr. Sun joined our company with four years of experience in product managing in 2018.
- Mr. Sun has worked for Beijing Xiaoju Technology Co., Ltd., which was the company behind DiDi Chuxing for four years, where he participated in a series of important product developments, such as "DiDi Cab" and "DiDi Express".
- Mr. Sun attended from Beijing University of Posts and Telecommunications between 2011 and 2013.

Our Executive Officers and Directors

YOUXIN.CLOUD

Qing Gao

*Independent Director**

- Ms. Gao currently serves as a Vice President and is responsible for the Financial Planning and Analysis of International Data Group.
- Ms. Gao served as the VP, Corporate Controller and Director of multiple regional and international companies.
- Ms. Gao also has served as Corporate Controller of Linden Research, Inc., also known as Second Life, since December 2021.
- Ms. Gao obtained a Bachelor's degree in Business in International Finance from Nankai University in 1973 and a Master of Science in Accounting & Finance from London School of Economics and Political Science.

Richard Wee Yong Seow

*Independent Director**

- Mr. Seow has served as the Head of High-Performance Computing and AI Sales of Lenovo (HKSE: 992) (ADR: LNVGY) since August 2022.
- Mr. Seow is also the CEO and Founder of Frontier Capital Advisory Pte Ltd since July 2009.
- Mr. Seow has served as the business development director of Atos Information Technology from September 2019 to June 2022.
- Mr. Seow obtained a Bachelor's degree in electrical engineering from the California State University – Fresno in 1998 and obtained an MBA from Oklahoma City University in 1997.

Edward C. Ye

*Independent Director**

- Mr. Ye has served as Vice President of Finance of Wimi Hologram Cloud Inc. (Nasdaq: WIMI) since 2018.
- Mr. Ye was CFO of Bibi Global from 2013 to 2017.
- Mr. Ye served in the Alan C. Liu, CPA Accounting Office as Senior Manager from 2008 to 2013.
- Mr. Ye obtained a B.S. degree in Business Administration in 2005 from California State University Los Angeles with a major in Finance and a minor in Economics.

Note :*The appointment of each independent director will be effective upon the effectiveness of the registration statement.

Growth Strategy

YOUXIN.CLOUD

Optimizing PaaS platform and SaaS Service

Creating customized platforms for our clients to create products that are approximately 90% standardized to meet the needs to mid-tier brands in China while also allowing for additional customization to meet the unique demands of any client.

01

02

03

Continue to Invest in Infrastructure & Technology

Continuing investing in our infrastructure to provide higher-quality cloud services and improve operational efficiency.

Enhance Our Strategic Partner Ecosystem

Forming additional strategic partner relationships with our suppliers, and to accelerate efficient growth via our partners.

Financial Highlights

Revenue


US$ million
1.11
1.28
0.90
FY2021
FY2022
FY2023

Revenue Breakdown


7%
21%
73%
3%
18%
79%
6%
33%
61%
FY2021
FY2022
FY2023
Professional services
Payment channel services
Others

Note: Fiscal Year Ended September 30.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Financial Highlights



Gross Profit
US$ million
Gross Margin %
59%
54%
61%
0.65
0.70
0.54
FY2021
FY2022
FY2023



R&D Expenses
US$ million
3.15
5.26
2.15
FY2021
FY2022
FY2023



Net Loss
US$ million
4.17
6.46
2.34
FY2021
FY2022
FY2023

Note: Fiscal Year Ended September 30.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Contact

Issuer

Youxin Technology Ltd

Email: ir@youxin.cloud
Tel: +86-13431553193

Address:
Room 802, 803, No. 13 Hai'an Road,
Tianhe District, Guangzhou,
Guangdong Province
People's Republic of China

Underwriter

Univest Securities, LLC

Edric Guo
CEO

Email: info@univest.us
Tel: +1-212-343-8888

Address:
75 Rockefeller Plaza,
Suite 18C, New York, NY 10019